Farmer Mac Names Aparna Ramesh
as EVP - Chief Financial Officer and Treasurer
WASHINGTON, December 5, 2019 – The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation’s secondary market provider that increases the availability and affordability of credit for the benefit of rural America, announced today the selection of Aparna Ramesh as its Executive Vice President – Chief Financial Officer and Treasurer, starting January 6, 2020.

Ms. Ramesh joins Farmer Mac with over two decades of financial experience, most recently with the Federal Reserve Bank of Boston, where she served in increasingly complex and senior finance roles culminating in her appointment as Senior Vice President & Chief Financial Officer. In that position, Ms. Ramesh has led efforts to make the finance function more proactive and strategic, with a focus on incorporating new technologies and data analytics. She has recently served as the Chief Administrative Officer and member of the management committee for the upcoming FedNow℠ real-time payment and settlement service. In previous leadership roles at the Boston Fed, Ms. Ramesh drove transformative finance initiatives for the entire Federal Reserve System. In 2017, she was one of only 22 executives globally to be selected for the distinguished Aspen Institute Finance Leaders Fellowship for enlightened leadership in finance and society-at-large. Through her fellowship with the Aspen Institute, she has championed initiatives within the Boston Fed to advance thought leadership related to financial technology and financial inclusion. Prior to joining the Boston Fed, Ms. Ramesh spent ten years in commercial banking at M&T Bank and Cambridge Savings Bank in roles spanning product management, asset-liability management, and profitability.

Farmer Mac’s President and Chief Executive Officer, Brad Nordholm, said Ms. Ramesh was a natural choice for the position. “We identified Aparna after an extensive nationwide search led by our Board search committee, and she immediately stood out from the other candidates. Aparna has displayed initiative and adaptability time and again in her career, and has combined that with great talent to achieve significant successes for all the organizations she has helped lead. On top of that, Aparna brings an additional dimension of leadership to Farmer Mac beyond just her financial acumen, as her impressive career path has gravitated to mission-driven organizations. We are excited for her to join our efforts to grow our business in a safe and sound manner as we further our vitally-important mission.”

Ms. Ramesh stated, “I have long believed that finance can and should be a force for good in the world. I admire Farmer Mac for the company’s steadfast devotion to its mission to help build a strong and vital rural America by increasing the availability and affordability of credit for the benefit of American agriculture and rural communities. Farmer Mac is a great fit for my values, skillsets and leadership style, and I’m excited to work with Brad and everyone on the team in helping to deliver the capital and commitment that rural America deserves.”

Ms. Ramesh holds three master’s degrees, primarily focused in finance and economics. Her most recent is a Master of Business Administration from the MIT Sloan School of Management. She is also a graduate of the America’s Community Bankers National School of Banking.

About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of capital for the benefit of American agricultural and rural communities. As the nation’s secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac’s customers benefit from our low cost of funds, low overhead costs and high operational efficiency. In fact, we are often able to provide the lowest cost of borrowing to agricultural and rural borrowers. For more than 30 years, Farmer Mac has been delivering the capital and commitment rural America deserves. Additional information about Farmer Mac is available on Farmer Mac's website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

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